PRESS RELEASE

INNOSPEC ANNOUNCES APPOINTMENT OF DAVID LANDLESS AS DIRECTOR

Englewood, CO. – Dec 21, 2015 – Innospec, Inc. (NASDAQ:  IOSP) today announced that it has appointed David Landless as a non-employee director, effective January 1, 2016.

Mr. Landless is the Group Finance Director of Bodycote PLC, and a non-executive director of Luxfer Holdings PLC. He will serve on the Audit Committee and is appointed for an initial term until the Shareholders Meeting in May 2016.

The Board of Innospec will be expanded to eight members until the shareholders meeting, when it will revert to seven through the resignation of Mr. Martin M. Hale as Director at that time, which has been previously announced.

Milton C. Blackmore, Chairman of Innospec, said, “We are delighted to have recruited Mr. Landless to join our Board. His wealth of experience will help us provide continued high levels of corporate guidance and oversight into the next phase of Innospec’s growth and development.”

David Landless added, “I am very pleased to be joining Innospec at this exciting time, and I look forward to contributing to the on-going directorial work of the Board.”About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1300 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. This business also contains Oilfield Specialties which provides specialty chemicals for oil & gas drilling and production operations. Innospec’s Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care and Polymers markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Contacts:

Brian Watt
Innospec Inc.
+44-151-356-6241
Brian.Watt@innospecinc.com

Chloe Miller
RF|Binder Partners
+1-212-994-7636
Chloe.Miller@RFBinder.com